                                               Filing pursuant to Rule 424(b)(2)
                                            Registration Statement No. 333-79857



                              PROSPECTUS SUPPLEMENT

                     (TO PROSPECTUS DATED FEBRUARY 2, 2001)

                             ----------------------

                                1,301,723 SHARES

                               GENERAL MAGIC, INC.

                                  COMMON STOCK

                             ----------------------

     You should read this entire prospectus supplement, our base prospectus dated June 3, 1999 (effective as of July 15, 1999), the post-effective amendment to our base prospectus, dated July 26, 1999 (effective as of August 2, 1999), the accompanying post-effective amendment to our base prospectus, dated February 2, 2001, the accompanying Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 and the other documents incorporated by reference into this prospectus supplement before you invest. These documents contain information you should consider carefully before making your investment decision. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different or additional information.

     This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the common stock offered hereby. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of an offer to buy our common stock in any circumstances in which an offer or solicitation is unlawful.

     Information in this prospectus supplement replaces any inconsistent information in the base prospectus or the post-effective amendment to our base prospectus. Information in this prospectus supplement and the accompanying prospectus may change after the date on the front of the applicable document. You should not interpret the delivery of this prospectus supplement or the accompanying prospectus or the sale of the common stock as an indication that there has been no change in our affairs since that date.

     Our principal executive offices are located at 420 North Mary Avenue, Sunnyvale, California 94085. Our telephone number is (408) 774-4000.

                             ----------------------


INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THE ACCOMPANYING PROSPECTUS.

                             ----------------------

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
           SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
      SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

             The date of this Prospectus Supplement is May 23, 2001.

                              PLAN OF DISTRIBUTION

     On May 7, 2001, the Company entered into a common stock purchase agreement with Paul Revere Capital Partners, Ltd. ("Paul Revere") whereby Paul Revere agreed to purchase 1,301,723 shares of the Company's Common Stock for an aggregate purchase price of $1,301,723, less a 3% fee of $39,052 to the investment banking firm of Ladenburg Thalmann & Co., Inc., as a placement agent fee for arranging this transaction.

                           MARKET FOR OUR COMMON STOCK

     On May 23, 2001, the last reported sales price of our common shares on the Nasdaq National Market was $1.28 per share.

     As of April 26, 2001 we had 67,876,318 shares of common stock outstanding.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus supplement and the documents incorporated by reference are forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among others, those listed under "Risk Factors" on page 5 of the accompanying prospectus and in the documents incorporated by reference.

     In some cases, you can identify forward-looking statements by words such as "anticipates," "believes," "estimates," "seeks," expects," "plans," "intends," "future" and similar expressions.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance, or achievements and therefore such expectations may be incorrect. You are cautioned not to place undue reliance on these forward-looking statements.

     All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by our cautionary statements. The forward-looking statements included or incorporated herein are made only as of the date of this prospectus supplement, or as of the date of the documents incorporated by reference. We do not intend, and undertake no obligation, to update these forward-looking statements.


                             ----------------------

                                TABLE OF CONTENTS


PROSPECTUS SUPPLEMENT
                                                                 PAGE
                                                                 ----

PLAN OF DISTRIBUTION                                             S-1
MARKET FOR OUR COMMON STOCK                                      S-1
SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                       S-1


PROSPECTUS
                                                                 PAGE
                                                                 ----
ABOUT GENERAL MAGIC                                              3
THE OFFERING                                                     4
RISK FACTORS                                                     5
SPECIAL NOTE REGARDING
FORWARD-LOOKING STATEMENTS                                       14
USE OF PROCEEDS                                                  14
DILUTION                                                         15
PLAN OF DISTRIBUTION                                             15
LEGAL MATTERS                                                    16
EXPERTS                                                          16
WHERE YOU CAN FIND MORE INFORMATION                              16



                                      S-2